Provident Bancorp, Inc. Reports Earnings for the March 31, 2021 Quarter and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 04/22/2021

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended March 31, 2021 of $4.3 million, or $0.24 per diluted share, compared to $1.2 million, or $0.07 per diluted share, for the three months ended March 31, 2020. The increase in net income is primarily attributable to the impact COVID-19 had on the 2020 provision for loan losses which were $3.1 million for the three months ended March 31, 2020 compared to $753,000 for the same period in 2021.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per share, which will be paid on May 21, 2021 to stockholders of record as of May 7, 2021.

In announcing these results, Dave Mansfield, Chief Executive Officer said, “We entered this year eager to embrace the future of banking and excited to form new relationships and explore potential business opportunities. We have been particularly focused on meeting the full-service banking needs of our growing list of digital asset customers. In the first quarter we have nearly doubled our digital asset deposit portfolio. We are optimistic about putting this deposit growth to work on our robust pipeline of loans. I am very proud of our first quarter’s financial results and am encouraged by the increase in economic activity we are currently seeing and expect to continue to see as more people are vaccinated against COVID-19 and businesses are able to return to normal operations. We are excited to share our financial success and announce an increase in this quarter’s cash dividend to $0.04 per share.”

COVID–19 Response

Since the distribution of the first COVID-19 vaccination began in December, additional vaccines have been approved for use and the Company’s market area has progressed through different phases of the vaccine rollout. As larger percentages of the population become fully vaccinated, and warmer weather has begun, there has been an uptick in economic activity, particularly in those industries that had been most heavily impacted by the economic downturn caused by the COVID-19 pandemic.

In December 2020, Congress approved a bill which allocated additional funds to the Small Business Administration (“SBA”) for a second round of Paycheck Protection Program (“PPP”) loans to assist with the economic fall out caused by the COVID-19 pandemic. The SBA, in consultation with the U.S. Treasury department, announced that the PPP was to resume in January of 2021 and has since extended the program through May 31, 2021.  During the first round of the PPP, which ran from March to August 2020, the Company originated $78.0 million in PPP loans. As of March 31, 2021, the Company has originated an additional $42.7 million under the second round of the PPP. The Company continues to work with customers who received PPP loans on applying for loan forgiveness, and as of March 31, 2021, of the $120.7 million in PPP loans issued, only $57.5 million remained outstanding.

The Company’s focus has been on meeting the needs of its customers through the height of the pandemic and now through the economic recovery. We continue to maintain close communication with commercial customers, especially in those industries most heavily impacted by the pandemic and continue to allow for loan deferral extensions on an as-needed and case-by-case basis. Most loans that were modified under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act have resumed repayment or have been paid off. We have not experienced any significant delinquencies related to these loans. As of Mach 31, 2021, remaining loan modifications that were made under the CARES Act totaled $35.2 million, or 2.7% of total loans, compared to $44.0 million, or 3.3%  of total loans at December 31, 2020.

Financial Results

Net interest and dividend income before provision for loan losses increased by $2.8 million, or 23.5%, compared to the three months ended March 31, 2020. The growth in net interest and dividend income is primarily the result of an increase in our average interest-earning assets of $330.2 million, or 29.2%, offset by an increase in average interest-bearing liabilities of $145.7 million, or 20.4%, and a decrease in net interest margin of 19 basis points to 4.08%. The decrease in the net interest margin is the result of a combination of factors including a decreasing rate environment and an increase in mortgage warehouse loan balances, which have lower rates than our traditional commercial loans. The net interest margin benefitted from the accretion of fee income related to the forgiveness of the SBA PPP loans. The amount of income recognized from the forgiveness totaled $625,000 for the three months ended March 31, 2021. Excluding this income, net interest margin would be 3.91% for the three months ended March 31, 2021. As of March 31, 2021, there was $1.8 million in SBA PPP fee income remaining to be accreted.

Provision for loan losses of $753,000 were recognized for the three months ended March 31, 2021 compared to $3.1 million for the same period in 2020.  The changes in the provision were based on management’s assessment of economic conditions, including the impact of the COVID-19 pandemic, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.43%  as of March 31, 2021 compared to 1.39% as of December 31, 2020. The primary reason for the increase was a $2.4 million loan relationship that was placed on nonaccrual status and downgraded to doubtful status in the first quarter of 2021 with specific reserves of $1.5 million. This increase was partially offset by a slight decrease in the provision allocated across the portfolio due to a reduction in economic factors. In addition, there was a decrease in the provision allocated to mortgage warehouse loan balances resulting from the Bank’s seasoning experience with this line of lending. There were $244.1 million and $265.4 million in outstanding mortgage warehouse loan balances at March 31, 2021 and December 31, 2020, respectively. Loans in this segment are facility lines to non-bank mortgage origination companies for sale into secondary markets, which is typically within 15 days of the loan closure. Due to their short-term nature, these loans are assessed at a lower credit risk and do not carry the same allocation as traditional loans. Included in total loans is $57.5 million in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee, therefore we have not provided for losses for these loans. Excluding PPP loans, the allowance for loan losses as a percentage of total loans was 1.50% as of March 31, 2021 compared to 1.43% at December 31, 2020.  The allowance for loan losses as a percentage of non-performing loans was 255.29% as of March 31, 2021 compared to 341.72% as of December 31, 2020. Non-performing loans were $7.5 million, or  0.48% of total assets as of March 31, 2021, compared to $5.4 million, or 0.36% of total assets, as of December 31, 2020. As of March 31, 2021, non-performing loans consist primarily of three commercial relationships totaling $5.9 million.  These loan relationships were evaluated for impairment and specific reserves of $3.3 million were allocated as of March 31, 2021.

Noninterest income increased $8,000, or 0.8%, and was  $1.0 million for each of the three months ended March  31, 2021 and 2020. The increase is primarily due to  an increase in bank owned life insurance income and other income partially offset by a decrease in other service charges and fees.  Other income increased $51,000, or 268.4% primarily due to a one-time incentive payment on a service contract. Bank owned life insurance income increased $40,000, or 22.3%, due to the purchase of additional insurance policies in 2020. Other service charges and fees decreased  $110,000, or 23.9% primarily due to higher average deposit balances, which resulted in decreased overdraft fees.

Noninterest expense increased $907,000, or 10.9%, to $9.2 million for the three months ended March 31, 2021 compared to $8.3 million for the three months ended March 31, 2020. The increase is primarily due to an increase in salaries and employee benefits expense,  deposit insurance expenses, data processing fees and other expenses, partially offset by a decrease in write downs of other assets and receivables.  The increase of $1.1 million, or 19.9%, for the three months ended March 31, 2021 when compared to the same period in 2020 in salary and employee benefits was primarily due to stock based compensation expense and a higher number of sales and operations positions compared to the same period in 2020. Deposit insurance expenses increased $75,000, or 241.9%, primarily due to one-time credits that were recognized in the first quarter of 2020 that resulted in a lower expense. Data processing fees increased $96,000 or 42.7%, primarily due to new contracts for deposit services. These increases were offset by a decrease in write downs of other assets and receivables of $500,000. In the first quarter of 2020 a write-down of a notes receivable balance was completed after the Company evaluated the collectability and determined that $500,000 was uncollectible.

As of March 31, 2021,  total assets have increased $46.1 million, or 3.1%, to $1.55 billion compared to $1.51 billion at December 31, 2020. The primary reasons for the increase are increases in cash and cash equivalents, debt securities available-for-sale and other assets, partially offset by a decrease in net loans.  The increase in cash and cash equivalents of $49.1 million, or 58.5% is primarily due to an increase in deposits and loan payoffs. The increase in debt securities available-for-sale of $2.4 million, or 7.5%, resulted primarily from the purchase of a $5.0 million bond offset by principal pay downs on government mortgage-backed securities. Net loans decreased $6.7 million, or 0.5%, and was $1.31 billion as of March 31, 2021 and December 31, 2020. The decrease in net loans was due to a decreases in mortgage warehouse loans of $21.3 million, or 8.0%, commercial real estate loans of $3.9 million, or 0.9%, residential real estate loans of $2.9 million, or 8.8% and consumer loans of $1.4 million, or 25.4%, partially offset by increases in commercial loans of $19.4 million, or 3.4% and construction and land development loans of $4.9 million, or 16.8%. Included in commercial loans at March 31, 2021and December 31, 2020 are $57.4 million and $41.8 million in SBA PPP loans, respectively.

Total liabilities increased $47.8 million, or 3.8%, due to increased deposits. Deposits were $1.29 billion as of March 31, 2021, representing an increase of $47.8 million, or 3.9%, compared to December 31, 2020.  The increase in deposits was due to an increase of $30.6 million, or 5.5%, in NOW and demand deposits, an increase of $33.0 million, or 9.3% in money market accounts, an increase of $4.1 million, or 2.7%, in savings accounts, partially offset by a decrease of $19.9 million, or 11.2%, in time deposits. NOW and demand deposits and money market deposits increased primarily due to funds from the origination of PPP loans and increased deposit balances from new and expanded relationships with digital asset customers, which totaled $53.7 million at March 31, 2021. The increase in savings accounts is primarily caused by increased consumer savings. The decrease in time deposits is primarily due to roll-off of brokered certificates of deposit. In addition, the Bank has increased focused on growing non-interest bearing deposit balances and as of March 31, 2021 non-interest bearing deposits represented 33.5% of total deposits compared to 31.0% at December 31, 2020.

As of March 31, 2021, shareholders’ equity was $234.1 million compared to $235.9 million at December 31, 2020, representing a decrease of $1.7 million, or 0.7%. The decrease was primarily due to the repurchase of common stock of $6.2 million, $532,000 from dividends paid and a decrease in other comprehensive income of $185,000, partially offset by net income of $4.3 million,  stock-based compensation expense of $604,000 and employee stock ownership plan shares earned of $286,000.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering a state-of-the-art API suite for all business clients and BaaS (Bank as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
	2021	2020
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$17,560	$11,830
Short-term investments	115,313	71,989
Cash and cash equivalents	132,873	83,819
Debt securities available-for-sale (at fair value)	34,629	32,215
Federal Home Loan Bank stock, at cost	895	895
Loans, net of allowance for loan losses of $19,032 and $18,518 as of
March 31, 2021 and December 31, 2020, respectively	1,308,136	1,314,810
Bank owned life insurance	36,903	36,684
Premises and equipment, net	14,655	14,716
Accrued interest receivable	6,456	6,371
Right-of-use assets	4,219	4,258
Other assets	13,126	12,013
Total assets	$1,551,892	$1,505,781

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$431,028	$383,079
Interest-bearing	854,196	854,349
Total deposits	1,285,224	1,237,428
Long-term borrowings	13,500	13,500
Operating lease liabilities	4,463	4,488
Other liabilities	14,563	14,509
Total liabilities	1,317,750	1,269,925
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
18,574,127 and 19,047,544 shares issued and outstanding
at March 31, 2021 and December 31, 2020, respectively	186	191
Additional paid-in capital	133,981	139,450
Retained earnings	108,273	104,508
Accumulated other comprehensive income	873	1,058
Unearned compensation - ESOP	(9,171)	(9,351)
Total shareholders' equity	234,142	235,856
Total liabilities and shareholders' equity	$1,551,892	$1,505,781

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended
	March 31,
	2021	2020
(Dollars in thousands, except per share data)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$15,697	$13,760
Interest and dividends on debt securities available-for-sale	169	258
Interest on short-term investments	23	71
Total interest and dividend income	15,889	14,089
Interest expense:
Interest on deposits	911	1,646
Interest on borrowings	70	371
Total interest expense	981	2,017
Net interest and dividend income	14,908	12,072
Provision for loan losses	753	3,099
Net interest and dividend income after provision for loan losses	14,155	8,973
Noninterest income:
Customer service fees on deposit accounts	379	352
Service charges and fees - other	350	460
Bank owned life insurance income	219	179
Other income	70	19
Total noninterest income	1,018	1,010
Noninterest expense:
Salaries and employee benefits	6,477	5,402
Occupancy expense	412	441
Equipment expense	122	137
Deposit insurance	106	31
Data processing	321	225
Marketing expense	37	64
Professional fees	431	386
Directors' compensation	254	194
Software depreciation and implementation	246	200
Write down of other assets and receivables	—	500
Other	807	726
Total noninterest expense	9,213	8,306
Income before income tax expense	5,960	1,677
Income tax expense	1,663	446
Net income	$4,297	$1,231
Earnings per share:
Basic	$0.25	$0.07
Diluted	$0.24	$0.07
Weighted Average Shares:
Basic	17,263,759	18,115,970
Diluted	17,558,160	18,261,282

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended March 31,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,317,638	$15,697	4.77%	$1,068,525	$13,760	5.15%
Short-term investments	112,198	23	0.08%	19,176	71	1.48%
Debt securities available-for-sale	31,344	166	2.12%	41,031	237	2.31%
Federal Home Loan Bank stock	895	3	1.34%	3,161	21	2.66%
Total interest-earning assets	1,462,075	15,889	4.35%	1,131,893	14,089	4.98%
Non-interest earning assets	66,157			57,183
Total assets	$1,528,232			$1,189,076
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$151,375	55	0.15%	$121,106	105	0.35%
Money market accounts	375,078	477	0.51%	255,883	705	1.10%
NOW accounts	153,294	98	0.26%	124,286	155	0.50%
Certificates of deposit	166,388	281	0.68%	133,819	681	2.04%
Total interest-bearing deposits	846,135	911	0.43%	635,094	1,646	1.04%
Borrowings	13,500	70	2.07%	78,869	371	1.88%
Total interest-bearing liabilities	859,635	981	0.46%	713,963	2,017	1.13%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	412,350			226,440
Other noninterest-bearing liabilities	17,987			15,731
Total liabilities	1,289,972			956,134
Total equity	238,260			232,942
Total liabilities and
equity	$1,528,232			$1,189,076
Net interest income		$14,908			$12,072
Interest rate spread (1)			3.89%			3.85%
Net interest-earning assets (2)	$602,440			$417,930
Net interest margin (3)			4.08%			4.27%
Average interest-earning assets to
interest-bearing liabilities	170.08%			158.54%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended
	March 31,
	2021	2020
(unaudited)
Performance Ratios:
Return on average assets (1)	1.12%	0.41%
Return on average equity (1)	7.21%	2.11%
Interest rate spread (1) (3)	3.89%	3.85%
Net interest margin (1) (4)	4.08%	4.27%
Non-interest expense to average assets (1)	2.41%	2.79%
Efficiency ratio (5)	57.85%	63.49%
Average interest-earning assets to
average interest-bearing liabilities	170.08%	158.54%
Average equity to average assets	15.59%	19.59%

	At	At	At
	March 31,	December 31,	March 31,
	2021	2020	2020
Asset Quality
Non-accrual loans:
Real estate:
Commercial	$—	$—	$21,199
Residential	969	1,156	732
Construction and land development	—	—	165
Commercial	6,469	4,198	2,754
Consumer	17	65	84
Mortgage warehouse	—	—	—
Total non-accrual loans	7,455	5,419	24,934
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing assets	$7,455	$5,419	$24,934
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.43%	1.39%	1.46%
Allowance for loan losses as a percent of non-performing loans	255.29%	341.72%	66.87%
Non-performing loans as a percent of total loans (2)	0.56%	0.41%	2.18%
Non-performing loans as a percent of total assets	0.48%	0.36%	2.22%
Non-performing assets as a percent of total assets (6)	0.48%	0.36%	2.22%
Capital and Share Related
Stockholders' equity to total assets	15.1%	15.7%	20.7%
Book value per share	$12.61	$12.38	$11.95
Market value per share	$14.40	$12.00	$8.62
Shares outstanding	18,574,127	19,047,544	19,476,248

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.